                                                                 EXHIBIT 10.155




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                       CORRECTIONS CORPORATION OF AMERICA

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                            NOTE PURCHASE AGREEMENT
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                      7.5% Convertible, Subordinated Notes
                             due February 28, 2002
                                 ($30,000,000)





                         Dated as of February 29, 1996



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                               TABLE OF CONTENTS

                                                                                                                     PAGE
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1.       Authorization of Issue of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Sale and Purchase of the Notes; Closing Date; Conditions for Closing . . . . . . . . . . . . . . . . . . . .   1
         2.1     Sale and Purchase of the Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.3     Conditions for Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.4     Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.       Definitions; Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3     Changes in Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4.       Representations and Warranties of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2     Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.4     SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.6     Actions Pending; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.7     Title to Properties; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.8     Governmental Consents, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.9     Holding Corporation Act and Investment Corporation Act Status  . . . . . . . . . . . . . . . . . . .  14
         4.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.11    Conflicting Agreements and Charter Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.12    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.13    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.14    Status of Conversion Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.15    Registration Under Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.16    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.17    Possession of Franchises, Licenses, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.18    Environmental and Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.19    Offering of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.20    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.21    Offering of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.22    Regulations G, T, U, and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.       Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


         5.2     Conflicting Agreements and Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Acquisition for Investment; Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.4     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.5     Accredited Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

6.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1     Financial Statements and Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Inspection of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     Use of Proceeds; Regulations G, T, U, and X. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.4     Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.5     Consolidated Fixed Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Consolidated Senior Funded Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.7     Attendance at Board Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.8     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.9     Maintenance of Properties; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.10    Performance of Government Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.11    Notice to Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.12    Waiver of Stay, Extension, or Usury Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.13    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.14    Amendments or Waivers of Certain Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.15    Limitation on Issuance of Other Subordinated Indebtedness Senior to the Notes  . . . . . . . . . . .  24
         6.16    Limitation on Subsidiary Funded Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

7.       Events Of Default; Remedies Therefor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 7.2      Acceleration of Maturities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

8.       Agreements of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.1     Transfer of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.2     No General Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3     No Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.4     Transfer Restrictions; Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.5     Restrictions on Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.6     Further Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

9.       Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

10.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.1    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2    Survival of Covenants, Representations, and Warranties . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         10.6    Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.7    Satisfaction Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.8    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.10   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.12   Execution in Counterparts; Telecopy Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.13   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.14   Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.15   Enforcement of Judgments; Service of Process; Jury Trial Waiver  . . . . . . . . . . . . . . . . . .  33
         10.16   No Limitation on Service or Suit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.17   Direct Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34



LIST OF EXHIBITS

Exhibit L - 1 Legal Opinion

Exhibit N - 1 Form of Subordinated Note

Exhibit R - 1 Registration Rights Agreement


LIST OF SCHEDULES

Schedule 4.3 Subsidiaries

Schedule 4.6 Pending Actions

Schedule 4.11 Conflicts

Schedule 4.12 Options/Warrants

Schedule 10.17 Purchaser's Schedule

                 This NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of February 29, 1996, between PMI MEZZANINE FUND, L.P., a Delaware limited partnership ("PMI"), and CORRECTIONS CORPORATION OF AMERICA, a Delaware corporation (the "Corporation").

                 WHEREAS, the Corporation has duly authorized the issuance of convertible, subordinated notes in the aggregate principal amount of $30,000,000 that are to be convertible into shares of the Corporation's common stock;

                 WHEREAS, Purchaser wishes to purchase the convertible, subordinated notes from the Corporation, and the Corporation wishes to sell such convertible, subordinated notes to Purchaser; and

                 WHEREAS, Purchaser and the Corporation are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

         1. AUTHORIZATION OF ISSUE OF THE NOTES. The Corporation has duly authorized the issuance of convertible, subordinated notes (the "Notes") in the aggregate principal amount of $30,000,000, to be dated the date of issuance thereof, to bear interest on the unpaid balance thereof from the date thereof quarterly at the Coupon Rate and, upon the occurrence of a Triggering Event and until the date on which such Triggering Event is cured or waived or until the date that is ninety (90) days from the initial occurrence of Triggering Event, whichever is later, at the Triggering Event Rate, until the principal thereof shall become due and payable. The indebtedness evidenced by the Notes shall be convertible into shares of the Corporation's common stock, $1.00 par value, upon such terms and at a conversion rate as set forth in the Notes. The Notes shall be substantially in the form attached hereto as Exhibit N-1 and shall be issued to Purchaser on the Closing Date.

 2.      SALE AND PURCHASE OF THE NOTES; CLOSING DATE; CONDITIONS FOR CLOSING.

                 2.1 Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, and the Corporation agrees to sell and issue to Purchaser, on the Closing Date, the Notes for an aggregate purchase price of Thirty Million Dollars ($30,000,000).

                 2.2 Closing Date. The closing of the sale and purchase of the Notes shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 South Hope Street, Los Angeles, California 90071, counsel to Purchaser, at 10:00 a.m., local time, on February 29, 1996 or at such other time, date, or place as the Corporation and Purchaser shall mutually agree (which time, date, and place are referred to in this Agreement as the "Closing Date").

                 2.3 Conditions for Closing. Purchaser's obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Corporation of its agreements hereunder that by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                          (i)        Closing Date.  The Closing Date shall
occur on or before February 29, 1996;

                          (ii) Closing Certificate. Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Corporation, to the effect that: (i) the representations and warranties of the Corporation set forth in Sections 4.1 through 4.22 are true and correct in all material respects on and with respect to the Closing Date; (ii) the Corporation has performed all of its obligations hereunder that are to be performed on or prior to the Closing Date; and (iii) no Unmatured Event of Default or Event of Default has occurred and is continuing;

                          (iii) Legality. The Notes shall qualify as a legal investment for Purchaser under the laws and regulations of each jurisdiction to which Purchaser is subject (without reference to any so-called "basket" provision which permits the making of an investment without restrictions to the character of the particular investment being made) and the purchase of and payment for the Notes shall not be prohibited by any applicable law or governmental regulation.

                          (iv) Satisfactory Proceedings. All corporate proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Purchaser and special counsel to Purchaser, and Purchaser shall have received a copy (executed or certified as may be appropriate) of all documents or corporate proceedings taken in connection with the consummation of said transactions, including the following:

                                     a.       Certified copies of the
                 Certificate of Incorporation and By-laws of the Corporation;

                                     b.       Certified copies of resolutions
                 of the Board of Directors of the Corporation authorizing the execution, delivery, and performance of the Transaction Documents, and any other documents provided for in this Agreement; and

                                     c.       A certificate of the Secretary of
                 the Corporation certifying the names of the officer or officers of the Corporation authorized to sign the Transaction Documents and any other documents provided for in this Agreement, together with a sample of the true signature of each such officer;

                          (v) Legal Opinion. Purchaser shall have received from Stokes & Bartholomew, counsel to the Corporation, an opinion letter dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel, and covering the matters set forth in Exhibit L-1 hereto;

                          (vi) Issuance of the Notes. The Corporation shall have executed and delivered the Notes to Purchaser or its nominee;

                          (vii) Registration Rights Agreement. The Corporation and Purchaser shall have entered into a registration rights agreement in the form of Exhibit R-1 hereto (the "Registration Rights Agreement");

                          (viii) Arrangement Fee. The Corporation shall pay to Purchaser an arrangement fee of $450,000 (net of $225,000 previously paid to Purchaser) by wire transfer of immediately available funds;

                          (ix)       No Material Adverse Change.   No material
         adverse change in the business, condition, or operations (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole from that set forth in the balance sheet as of September 30, 1995, included in the SEC Reports, other than changes disclosed to Purchaser in writing prior to the execution and delivery by Purchaser of this Agreement, shall have occurred;

                          (x) Approvals and Consents. The Corporation shall have duly received all authorizations, consents, approvals, licenses, franchises, permits, and certificates by or of all federal, state, and local governmental authorities necessary for the issuance of the Notes;

                          (xi) Payment of Legal Fees. The Corporation shall have reimbursed Purchaser in full for the fees and expenses of its counsel, Brobeck, Phleger & Harrison LLP, incurred in connection with the preparation, negotiation, and execution of the Transaction Documents, and any other documents executed in connection herewith;

                          (xii) Representations and Warranties. The representations and warranties of the Corporation contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, as though made on and as of such date

         (except to the extent that such representations and warranties relate solely to an earlier date);

                          (xiii) Events of Default. No Unmatured Event of Default or Event of Default shall have occurred and be continuing on the Closing Date, nor shall either result from the purchase and sale of the Notes; and

                          (xiv) VCOC Letter. The Corporation shall have executed and delivered to Purchaser a counterpart of the VCOC Letter.

                 2.4 Waiver of Conditions. If, on the Closing Date, the Corporation fails to deliver the Notes to Purchaser or if any of the other conditions specified in Section 2.3 have not been satisfied, Purchaser shall be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 2.3 have not been satisfied, Purchaser may waive compliance by the Corporation with any such condition to such extent as it may in its sole discretion determine. Nothing in this
Section 2.4 shall operate to relieve the Corporation of any of its obligations hereunder or to waive any of Purchaser's rights against the Corporation occasioned by any such breach.

         3.      DEFINITIONS; CONSTRUCTION.

                 3.1      Definitions.          For purposes of this Agreement,
the following terms shall have the following meanings:

                 "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement), it being understood that any limited partner of a partnership shall not be an Affiliate of such partnership solely by virtue of its status as such a limited partner.

                 "Agreement" shall have the meaning ascribed thereto in the preamble.

                 "Business Day" means each Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in Los Angeles, California are authorized or obligated by law or executive order to close.

                 "Capital Lease" means as to any Person any lease or rental of real or personal property that, under generally accepted accounting principles, is or will be required to be capitalized on the balance sheet of such Person.

                 "Capital Lease Obligation" means any rental obligation in respect of a Capital Lease taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with generally accepted accounting principles.

 "Closing Date" shall have the meaning ascribed thereto in Section 2.2 hereof.

                 "Code" means the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

    "Commission" means the United States Securities and Exchange Commission.

                 "Common Stock" means the common stock of the Corporation, par value $l.00 per share.

         "Concept" means Concept Incorporated, a Delaware corporation.

                 "Concept Acquisition" means the acquisition by the Corporation of Concept pursuant to the terms and conditions of the Concept Share Exchange Agreement.

                 "Concept Acquired Indebtedness" means Funded Debt of Concept existing immediately prior to the consummation of the Concept Acquisition; provided, however, that the foregoing shall not include the United Concept Partnership Funded Debt.

                 "Concept Share Exchange Agreement" means a share exchange agreement, containing such terms and conditions reasonably acceptable to Purchaser, involving the exchange of shares between the Corporation and the stockholders of Concept.

                 "Confidential Information" shall have the meaning ascribed thereto in Section 9.1 hereof.

                 "Consolidated Fixed Charge Coverage" means at the end of any fiscal quarter the quotient of (a) twice the Consolidated Operating Cash Flow for such fiscal quarter and the immediately preceding fiscal quarter, divided by (b) Consolidated Fixed Charges for the next succeeding four fiscal quarters.

                 "Consolidated Fixed Charges" means, for any period, the sum of Consolidated Rentals and Consolidated Interest Expense for such period. In the event that Consolidated Fixed Charges are to be determined for any future period or periods and any component of Consolidated Rentals or Consolidated Interest Expense may fluctuate or is determined on the basis of a rate or criterion that may fluctuate during such period, Consolidated Rentals or Consolidated Interest Expense, as the case may be, shall be calculated assuming that such amount, rate, or criterion in effect on the date such calculation is made shall be in effect throughout such period.

                 "Consolidated Interest Expense" means, for any period, total interest, whether paid or accrued (including that attributable to Capital Leases), of the Corporation and the Restricted Subsidiaries on a consolidated basis, including all amounts payable on the First Mortgage Notes and all commissions, discounts, and other fees and charges owed with respect to letters of credit and banker's acceptance financing and net costs under interest rate exchange or cap agreements providing interest rate protection, all as determined in conformity with generally accepted accounting principles.

                 "Consolidated Net Income" means, for any period, the net earnings (or losses) of the Corporation and the Restricted Subsidiaries, on a consolidated basis, for such period taken as a single accounting period determined in conformity with generally accepted accounting principles consistently applied, but excluding:

                 a. any gain that under generally accepted accounting principles consistently applied would be properly classified as an extraordinary gain;

                 b. any gain arising from a sale of capital assets that is not made in the ordinary course of business of the Corporation or its Restricted Subsidiaries;

                 c.       any gain arising from any write-up of assets;

                 d.       the proceeds of any life insurance policy;

                 e. earnings of any Person substantially all of the assets of that have been acquired in any manner (whether through merger or otherwise) to the extent that such earnings were realized prior to the date of such acquisition; and

                 f. earnings of any Person to which substantially all the assets of the Corporation shall have been sold or transferred, into which the Corporation shall have been merged, or with which the Corporation shall have been consolidated, to the extent that such earnings were realized prior to the date of such transfer, merger, or consolidation.

All losses (including any loss that, under generally accepted accounting principles consistently applied, would be properly classified as an extraordinary loss) shall be included in determining such net earnings (or losses).

                 "Consolidated Net Worth" means, as of the time of any determination thereof, the excess of (a) the sum of (i) the par value (or value stated on the books of the Corporation) of the capital stock of all classes of the Corporation, plus (or minus in the case of surplus deficit) (ii) the amount of consolidated surplus, whether capital or earned, of the Corporation and the Restricted Subsidiaries, plus (iii) the face amount of the Subordinated Funded Debt, over (b) the amount of all treasury stock; all determined on a consolidated basis for the Corporation and the Restricted Subsidiaries in accordance with generally accepted accounting principles consistent with those followed in the preparation of the financial statements referred to in Section 4.5, including the making of appropriate deductions for minority interests, if any, in the Restricted Subsidiaries.

                 "Consolidated Operating Cash Flow" means for any period, without duplication, (a) Consolidated Net Income plus (b) to the extent deducted in computing Consolidated Net Income, depreciation and amortization and other similar non-cash charges, accrued income tax expense, and interest expense of the Corporation and the Restricted Subsidiaries for such period.

                 "Consolidated Rentals" means, for any period, all amounts payable by the Corporation and any Restricted Subsidiary as lessee or sublessee relating to Operating Leases.

                 "Consolidated Senior Funded Debt" means all Funded Debt other than Subordinated Funded Debt.

                 "Consolidated Total Capitalization" means, as of the time of any determination thereof, the sum of Consolidated Senior Funded Debt and Consolidated Net Worth.

                 "Conversion Shares" means the shares of Common Stock issuable upon conversion of the indebtedness evidenced by the Notes.

                 "Convertible Notes" means the Corporation's (a) $7,000,000 aggregate principal amount 8.5% Convertible Subordinated Notes due November 7, 1999, (b) $7,500,000 aggregate principal amount 8.5% Convertible, Extended, Subordinated Notes due on September 30, 1998 or, if extended, on various dates, the latest of which is September 30, 2000, (c) option to purchase the Floating Rate Notes, and (d) the Floating Rate Notes when issued.

                 "Corporation" shall have the meaning ascribed thereto in the preamble to this Agreement and shall include the Corporation's permitted successors and assigns.

        "Coupon Rate" means seven and one-half percent (7.5%) per annum.

                 "Eloy Facility" means the Bureau of Prisons facility that is located in Eloy, Arizona and owned by United Concept Partnership.

       "ERISA" means the Employee Retirement Income Security Act of 1974.

      "Event of Default" shall have the meaning set forth in Section 7.1.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any successor federal statute.

                 "Federal Government Contract" means a contract between the Corporation and the federal government of the United States of America or any subdivision or agency thereof.

                 "Floating Rate Notes" shall have the meaning set forth in the Sodexho Agreement.

                 "Foreign Government Contract" means a contract between the Corporation and any foreign (other nation) government or any subdivision or agency thereof.

                 "First Mortgage Note Purchase Agreement" means the Note Purchase Agreement dated as of December 6, 1990, as amended, between the Corporation and the purchasers of the First Mortgage Notes listed therein.

                 "First Mortgage Notes" means the Corporation's $20,000,000 aggregate principal amount of 11.08% first mortgage notes due November 30, 2000 issued pursuant to the First Mortgage Note Purchase Agreement.

                 "Funded Debt" means and includes without duplication (a) any obligation payable more than one year from the date of the creation thereof (including the current portion of Funded Debt), that under generally accepted accounting principles is shown on the balance sheet as a liability (including obligations under Capital Leases and excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), (b) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock, or dividends of any Person, including obligations under contracts to supply funds to or in any other manner invest in any Person, (c) obligations under any contract to purchase, sell, or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling a Person to make payment of obligations or to assure the holder of such obligations against loss including obligations under any contract for the purchase of materials, supplies, or other property or services if such contract (or any related document) requires that payment for such materials, supplies, or other property or services shall be made regardless of whether delivery of such materials, supplies, or other property or services is ever made or tendered, (d) obligations under any contract to pay or purchase obligations of a Person, or to advance or supply funds for the payment or purchase of such obligations, and (e) any agreement to assure a creditor of a Person against loss. For all purposes of this Agreement (other than for purposes of calculating United Concept Partnership Funded Debt), all United Concept Partnership Funded Debt shall be deemed to constitute "Funded Debt."

                 "Government Contract" means any Federal Government Contract, Foreign Government Contract, or any State Government Contract.

                 "indemnified party" shall have the meaning ascribed thereto in
Section 10.1 hereof.

                 "indemnifying party" shall have the meaning ascribed thereto in Section 10.1 hereof.

                 "Margin Stock" shall have the meaning given such term in Regulation G (12 CFR part 207) of the Board of Governors of the Federal Reserve System.

                 "Notes" shall have the meaning ascribed thereto in Section 1 hereof.

                 "Operating Lease" means any lease of real, personal, or mixed property that is not a Capital Lease.

                 "Permitted Businesses" means the design, construction, ownership, start up, management, or operation of detention and correctional facilities, and the operation of services involving the transportation and extradition of prisoners, together with associated consulting and educational services.

                 "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government, or department or agency of a government.

                 "PMI" shall have the meaning ascribed thereto in the preamble to this Agreement.

                 "Purchaser" shall mean PMI and shall include PMI's permitted successors and assigns.

                 "Registration Rights Agreement" shall have the meaning ascribed thereto in Section 2.3(vii) hereof.

                 "Representative" shall have the meaning ascribed thereto in
Section 7.1 hereof.

                 "Restricted Subsidiary" means a Subsidiary of the Corporation that is (a) organized under the laws of any state of the United States of America and at least 80% of the total combined voting power of all classes of Voting Stock shall at the time as of which any determination is being made, be owned by the Corporation either directly or through any Restricted Subsidiary,
(b) engaged in a Permitted Business, and (c) whose assets and operations are located within the United States of America.

                 "Security" or "Securities" means the Notes or the Conversion Shares.

  "SEC Reports" shall have the meaning ascribed thereto in Section 4.4 hereof.

                 "Securities Act" means the Securities Act of 1933.

                 "Senior Indebtedness" shall have the meaning ascribed to such term in the Notes.

                 "Sodexho Agreement" means that certain Securities Purchase Agreement, dated as of June 23, 1994, between Sodexho S.A., a French corporation, or its designee and the Corporation, as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of July 11, 1995.

                 "State Government Contract" means a contract between the Corporation or any of its Subsidiaries and the government of any state, county, or municipality or any political subdivision or agency thereof.

                 "Subordinated Funded Debt" means the indebtedness of the Corporation evidenced by the Convertible Notes and the Notes.

                 "Subsidiary" means any corporation, partnership, or other entity of which a majority of the total combined voting power of all classes of Voting Stock at the time as of which any determination is being made, is owned by a Person either directly, through one or more Subsidiaries, or both.

                 "Transaction Documents" means this Agreement, the Notes, the Registration Rights Agreement, and the VCOC Letter.

   "Transfer" shall have the meaning ascribed thereto in Section 8.4 hereof.

                 "Triggering Event" means the occurrence of any Unmatured Event of Default of Event of Default described in clauses (i), (ii), and (iv) through
(x), inclusive, of Section 7.1. For purposes of determining the period during which the Triggering Event Rate shall be in effect, a Triggering Event shall not be deemed to have occurred until the date on which Purchaser shall have given notice of the occurrence thereof to the Corporation.

   "Triggering Event Rate" means nine and one-half percent (9.5%) per annum.

                 "UCI" means United Concept, Inc., a Delaware corporation, one hundred percent (100%) of the issued and outstanding common stock of which is owned by Concept.

                 "United Concept Partnership" means United Concept Limited Partnership, a Delaware limited partnership of which UCI is the managing general partner.

                 "United Concept Partnership Funded Debt" means (a) the approximately $30,000,000 of indebtedness of United Concept Partnership that is secured by a first mortgage lien upon the Eloy Facility, and (b) any and all other indebtedness of United Concept Partnership that constitutes Funded Debt (without giving effect to the last sentence of such definition).

                 "Unmatured Event of Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

                 "VCOC Letter" means a letter agreement between the Corporation and Purchaser that meets the Venture Capital Operating Company requirements and that is in form and substance satisfactory to Purchaser.

                 "Voting Stock" means, when used with respect to any Person, any shares of stock or other ownership interests of such Person having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                 3.2      Construction.         Unless the context of this
Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the terms "include" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to the Transaction Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

                 3.3 Changes in Accounting Principles. If any changes in accounting principles from those in effect at the time of preparation of the financial statements referred to in Section 4.5 are hereafter occasioned by the promulgation of rules, regulations, pronouncements, and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or organizations with similar functions) result in a change in the method of calculation of financial covenants, standards, or terms found in this Agreement or there is any change in the Corporation's fiscal quarters or fiscal year, the parties hereto agree to enter into negotiations to amend this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Corporation shall be the same after such changes as if such changes had not been made.

         4. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, that:

                          4.1 Organization and Qualification. Each of the Corporation and its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated and has the power to own its respective property and to carry on its respective business as now being conducted. Each of the Corporation and its Subsidiaries is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a material adverse effect on the business or financial position of the Corporation and its Subsidiaries taken as a whole.

                          4.2 Due Authorization. The execution and delivery of this Agreement, the Registration Rights Agreement, and the other Transaction Documents, and the issuance and sale of the Notes and the Conversion Shares by the Corporation and compliance by the Corporation with all the provisions of the Transaction Documents and the Conversion Shares (i) are within the corporate power and authority of the Corporation; (ii) do not require the approval or consent of any stockholders of the Corporation; and (iii) have been authorized by all requisite corporate proceedings on the part of the Corporation. The Transaction Documents have been duly executed and delivered by the Corporation and constitute valid and binding agreements of the Corporation enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors rights, and (ii) the remedy of specific performance and injunctive and other form of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Corporation has furnished to Purchaser true and correct copies of the Corporation's current Certificate of Incorporation and By-laws.

                          4.3 Subsidiaries. The Subsidiaries of the Corporation, together with their jurisdiction of incorporation, are set forth on Schedule 4.3 hereto.

                          4.4 SEC Reports. The Corporation has filed all proxy statements, reports, and other documents required to be filed by it under the Exchange Act and the Corporation has furnished Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all proxy statements and reports under the Exchange Act filed by the Corporation after such date, each as filed with the Commission (collectively, the "SEC Reports"). Each SEC Report was in substantial compliance with the requirements of its respective report form and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                          4.5 Financial Statements. The financial statements (including any related schedules or notes) included in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently followed (except as indicated in the notes thereto) throughout the periods involved and fairly present the consolidated financial condition, results of operations, and changes in stockholders' equity of the Corporation and its Subsidiaries as of the dates thereof and for the periods ended on such dates (in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount or effect)), and the Corporation has no material liabilities, contingent or otherwise, not reflected in the balance sheet as of September 30, 1995 included in the SEC Reports or otherwise referred to in the SEC Reports or otherwise disclosed to Purchaser in writing prior to the execution by Purchaser of this Agreement, other than any such liabilities incurred in the ordinary course of business since September 30, 1995. There has been no material adverse change in the business, condition, or operations (financial or otherwise) of the Corporation and its Subsidiaries taken as a whole from that set forth in the balance sheet as of September 30, 1995 included in the SEC Reports, other than changes disclosed or referred to in the SEC Reports, or otherwise disclosed to Purchaser in writing prior to the execution by Purchaser of this Agreement.

                          4.6        Actions Pending; Compliance with Law.
         Except as disclosed on Schedule 4.6 hereto, there is no action, suit, criminal investigation, or proceeding pending or, to the knowledge of the Corporation, threatened by any public official or governmental authority, against the Corporation or any of its Subsidiaries or any of their respective properties or assets by or before any court, arbitrator, or governmental body, department, commission, board, bureau, agency, or instrumentality, which questions the validity of the Transaction Documents or the Conversion Shares or any action taken or to be taken pursuant hereto or thereto, or, except as set forth in the SEC Reports, that are reasonably likely to result in any material adverse change in the business or financial condition of the Corporation, and neither the Corporation nor any of its Subsidiaries is in default in any material respect with respect to any judgment, order, writ, injunction, decree, or award, and, except as disclosed in the SEC Reports, the businesses of the Corporation and its Subsidiaries are in compliance in all material respects with applicable federal, state, local, and foreign governmental laws and regulations and all Government Contracts, all to the extent necessary to avoid any material adverse effect on the business, properties, or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole.

                          4.7 Title to Properties; Insurance. The Corporation and its Subsidiaries have good and valid title to their respective properties and assets, free of all liens and encumbrances other than those referred to in the financial statements of the Corporation (or the notes thereto) for the quarter ended September 30, 1995, included in the SEC Reports, except in each case for such defects in title and such other liens and encumbrances that are otherwise disclosed or referred to in the SEC Reports or that do not in the aggregate materially detract from the value to the Corporation of the properties and assets of the Corporation and its Subsidiaries taken as a whole. The Corporation and its Subsidiaries maintain insurance in such amounts (to the extent available in the public market), including self-insurance, retainage, and deductible arrangements, and of such a character as the Corporation believes is reasonable for companies engaged in the same or similar business.

                          4.8        Governmental Consents, Etc.  The
         Corporation is not required to obtain any consent, approval, or authorization of, or to make any declaration or filing with, any governmental authority as a condition to or in connection with the valid execution, delivery, and performance of the Transaction Documents and the valid offer, issue, sale, or delivery of the Notes or the Conversion Shares, or the performance by the Corporation of its obligations in respect thereof, except for any filings required to effect any registration pursuant to the Registration Rights Agreement, and filings required pursuant to state and federal securities laws that will be timely made after the Closing Date.

                          4.9 Holding Corporation Act and Investment Corporation Act Status. The Corporation is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Corporation Act of 1935. The Corporation is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Corporation Act of 1940.

                          4.10       Taxes.  The Corporation and its
         Subsidiaries have filed or caused to be filed all income tax returns that are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The federal income tax returns of the Corporation and its Subsidiaries have been examined and reported on by the Internal Revenue Service (or closed by applicable statutes) and all tax liabilities including additional assessments have been satisfied for all fiscal years prior to and including the fiscal year ended December 31, 1991. The Corporation and its Subsidiaries have paid or caused to be paid, or have established reserves that the Corporation reasonably believes to be adequate in all material respects, for all federal income tax liabilities and state income tax liabilities applicable to the Corporation and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

                          4.11 Conflicting Agreements and Charter Provisions. Neither the Corporation nor its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction that materially and adversely affects its business, property, or assets or financial condition. Except as set forth on Schedule 4.11 attached hereto, neither the execution and delivery of the Transaction Documents nor the issuance of the Conversion Shares nor fulfillment of or compliance with the terms and provisions hereof or thereof or the prepayment of the Notes as contemplated hereby and by the Notes, and the conversion of the indebtedness evidenced by the Notes into the Conversion Shares as contemplated hereby and by the Notes will conflict with or result in a breach of the terms, conditions, or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the Certificate of Incorporation or By-laws of the Corporation or any mortgage, agreement, instrument, order, judgment, decree, statute, law, rule, or regulations to which the Corporation or any of its Subsidiaries or any of their respective properties is subject. Neither the Corporation nor any of its Subsidiaries is in default under any outstanding indenture or other debt instrument or with respect to the payment of the principal of or interest on any outstanding obligations for borrowed money, or is in default under any of their respective contracts or agreements, or under any instrument by which the Corporation or any of its Subsidiaries is bound, in each case that materially and adversely affects the business, operations, or financial condition of the Corporation and its Subsidiaries, taken as a whole.

                          4.12 Capitalization. The authorized capital stock of the Corporation consists of (i) 50,000,000 shares of Common Stock, of which, as of the date hereof, 33,069,252 shares are outstanding and 50,475 shares are held in its treasury; and (ii) 1,000,000 shares of preferred stock, $1.00 par value, of which, as of the date hereof, no shares are outstanding; all of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.12 hereto, no shares of Common Stock of the Corporation are entitled to preemptive rights. Except for the options and warrants listed on Schedule 4.12 hereto and except for the Convertible Notes, there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of the Corporation, or contracts, commitments, understandings, or arrangements by which the Corporation is or may become bound to issue additional shares of its capital stock. Since September 30, 1995, the Corporation has not changed the amount of its authorized capital stock or subdivided or otherwise changed any shares of any class of its capital stock, whether by way of reclassification, recapitalization, stock split, or otherwise, or issued or reissued, or agreed to issue or reissue, any of its capital stock, except as disclosed in this Section

         4.12 and has not since such date declared or paid any dividend in cash or stock or made any other distribution of assets to its stockholders.

                          4.13 Disclosure. Neither this Agreement nor the SEC Reports nor the financial statements included in the SEC Reports nor any certificate or written disclosure statement referred to herein and furnished to Purchaser by or on behalf of the Corporation in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Corporation or any of its Subsidiaries that the Corporation has not disclosed to Purchaser in writing that materially affects adversely or, so far as the Corporation can now reasonably foresee, will materially affect adversely the properties, business, or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole, or the ability of the Corporation to perform this Agreement, the Notes, the Registration Rights Agreement, or its obligations in respect of the Conversion Shares.

                          4.14       Status of Conversion Shares.  The
         Conversion Shares have been duly authorized by all necessary corporate action on the part of the Corporation (no consent or approval of stockholders being required by law, the Certificate of Incorporation or the By-laws of the Corporation, or otherwise), and such shares of Common Stock have been validly reserved for issuance, and upon issuance, will be validly issued and outstanding, fully paid, and nonassessable.

                          4.15 Registration Under Exchange Act. The Conversion Shares will not be registered as a class pursuant to
         Section 12 of the Exchange Act and such registration is not required except as otherwise required by the provisions of the Registration Rights Agreement.

                          4.16 ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), irrespective of whether waived, exists with respect to any Plan (as defined below) (other than a Multiemployer Plan (as defined below)). No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (other than a Multiemployer Plan) by the Corporation or any of its Subsidiaries that is or would be materially adverse to the Corporation and its Subsidiaries, taken as a whole. Neither the Corporation nor any of its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that is or would be materially adverse to the Corporation and its Subsidiaries, taken as a whole. The execution and delivery of this Agreement and the Registration Rights Agreement and the issuance and sale of the Notes and the conversion of the indebtedness evidenced by the Notes into the Conversion Shares will not involve any transaction that is subject to the prohibitions of
         Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

         The representation by the Corporation in the immediately preceding sentence is made in reliance upon and subject to the accuracy of Purchaser's representation in Section 5.3 as to the source of the funds to be used to pay the purchase price of the Conversion Shares. As used in this Section 4.16, the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is or has been established or maintained, or to which contributions are or have been made, by the Corporation or by any trade or business, irrespective of whether incorporated, that, together with the Corporation, is under common control, as described in Section 414(b) or (c) of the Code, and the term "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" (as such term is defined in Section 4001 (a) (3) of ERISA).

                          4.17 Possession of Franchises, Licenses, Etc. The Corporation and its Subsidiaries possess all franchises, certificates, licenses, permits, and other authorizations from governmental or political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, and other rights, free from burdensome restrictions, that are necessary in any material respect to the Corporation and its Subsidiaries, taken as a whole for the ownership, maintenance, and operation of their respective properties and assets, and neither the Corporation nor any of its Subsidiaries is in violation of any thereof in any material respect.

                          4.18       Environmental and Other Regulations.   The
         Corporation and its Subsidiaries are in compliance in all material respects with all laws and regulations, including those relating to environmental control, equal employment opportunity, and employee safety, in all jurisdictions in which the Corporation and its Subsidiaries are presently doing business and where the failure to effect such compliance would have a material adverse effect on the business, operations, or financial condition of the Corporation and its Subsidiaries, taken as a whole.

                          4.19 Offering of Securities. Neither the Corporation nor any Person acting on its behalf has offered the Securities or any similar securities of the Corporation for sale to, solicited any offers to buy the Securities or any similar securities of the Corporation from, or otherwise approached or negotiated with respect to the Corporation with any Person other than Purchaser and a limited number of other "accredited investors" (as defined in Rule 501(a) under the Securities Act). Neither the Corporation nor any Person acting on its behalf has taken or will take any action (including any offering of any securities of the Corporation under circumstances that would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the Commission thereunder) that might subject the offering, issuance, or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

                          4.20 Brokers or Finders. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker's fee or any other commission or similar fee as a result of the activities of the Corporation or its Subsidiaries, agents, or employees undertaken in connection with any of the transactions contemplated by this Agreement or the Registration Rights Agreement.

                          4.21       Offering of Notes.  Neither the
         Corporation nor, to the best knowledge of the Corporation, any person authorized to act on behalf of the Corporation has taken or will take any action that would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or violate the provisions of any securities, "blue sky", or similar law of any applicable jurisdiction.

                          4.22 Regulations G, T, U, and X. Neither the Corporation nor any of its Subsidiaries owns or has any present intention of acquiring any Margin Stock. Neither the Corporation, any of its Subsidiaries, nor any agent acting on its behalf has taken take any action that might cause this Agreement to violate Regulations G, T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

                 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Corporation, as of the date hereof and as of the Closing Date, as follows:

                          5.1 Due Authorization. Purchaser has all right, power, and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of the Transaction Documents to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Purchaser. The Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute valid and binding agreements of Purchaser enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and
         (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                          5.2        Conflicting Agreements and Other Matters.
         Neither the execution and delivery of the Transaction Documents to which Purchaser is a party nor the performance by Purchaser of its obligations hereunder or thereunder will conflict with, result in a breach of the terms, conditions, or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien, or charge of any kind upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval, or other action by or any notice to or filing with any court or administrative or governmental body pursuant to the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule, or regulation by which Purchaser is bound, except, possibly, for filings after the Closing Date, as applicable, under Section 13(d) of the Exchange Act.

                          5.3 Acquisition for Investment; Source of Funds. PMI is acquiring the Notes (and its rights with respect to the Conversion Shares) for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and PMI has no present intention or plan to effect any distribution of the Conversion Shares. No portion of the funds to be used by PMI to purchase the Notes, as of the Closing Date, are "plan assets," within the meaning of 29 CFR Section 2510.3-101, of an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Part 4 of Title I of ERISA, or a "plan," as defined in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code.

                          5.4 Brokers or Finders. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker's fee or any other commission or similar fee as a result of the activities of Purchaser or its Subsidiaries, agents, or employees undertaken in connection with any of the transactions contemplated by this Agreement or the Registration Rights Agreement.

                          5.5 Accredited Investor. Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act.

                 6.       COVENANTS.

                 The Corporation covenants that so long as any amount due or to become due under the Notes or this Agreement remains unpaid:

                          6.1        Financial Statements and Other Reports.

                                     (i)      it will, as soon as practicable
         and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, furnish to Purchaser statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders equity of the Corporation and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Corporation, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Corporation for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this clause
         (i);

                                     (ii)     it will, as soon as practicable
         and in any event within 90 days after the end of each fiscal year, furnish to Purchaser statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of the Corporation and its Subsidiaries for such year, and a consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized standing selected by the Corporation; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Corporation for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this clause (ii);

                                     (iii)  it will, promptly upon transmission
         thereof, furnish to Purchaser copies of all financial statements, proxy statements, notices, and reports as it shall send to its stockholders and copies of all registration statements (without exhibits), other than registration statements relating to employee benefit or dividend reinvestment plans, and all regular and periodic reports as it shall file with the Commission; and

                                     (iv)  it will, with reasonable promptness,
         furnish to Purchaser such other financial and other data of the Corporation and its Subsidiaries as Purchaser may request, including operating financial information for each facility owned or operated by the Corporation or any of its Subsidiaries.

                          Together with each delivery of financial statements required by clauses (i) and (ii) above, the Corporation will deliver to Purchaser a certificate of an authorized financial officer of the Corporation regarding compliance by the Corporation with the covenants set forth in Sections 6.4., 6.5, and 6.6. At such other time or times that the Corporation delivers a compliance certificate to any other holder of Funded Debt, the Corporation will deliver such certificate, and any supporting detail, to Purchaser.

                          6.2 Inspection of Property. The Corporation will permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Corporation and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances, and accounts of the Corporation and its Subsidiaries with the principal officers of the

         Corporation, all at such reasonable times, upon reasonable notice, and as often as Purchaser may reasonably request; provided, however, that the foregoing shall be subject to compliance with reasonable safety requirements and shall not require the Corporation or any of its Subsidiaries to permit any inspection that, in the reasonable judgment of the Corporation, would result in the violation of any statute or regulation with respect to confidentiality or security. Purchaser agrees that the information received pursuant to this Section 6.2 or
         Section 6.1(iv) is subject to Section 9 hereof.


                          6.3        Use of Proceeds; Regulations G, T, U, and
         X. All of the proceeds of the sale of the Notes will be used by the Corporation for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry Margin Stock or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of Regulations G, T, U, or X.

                          6.4 Consolidated Net Worth. The Corporation will not permit Consolidated Net Worth at any time to be less than the sum of (a) Ninety-Five Million Dollars ($95,000,000) at December 31, 1995, plus (b) an amount during each fiscal quarter thereafter equal to the sum of (i) the amount of Consolidated Net Worth required hereunder for the immediately preceding fiscal quarter, plus (ii) if positive, fifty percent (50%) of Consolidated Net Income for such immediately preceding fiscal quarter.

                          6.5        Consolidated Fixed Charges.

                                     a.       The Corporation shall not permit
         Consolidated Fixed Charge Coverage to be less than (i) 2.00 as at the end of any fiscal quarter occurring in 1996, (ii) 2.25 as at the end of any fiscal quarter occurring in 1997, and (iii) 2.50 as at the end of any fiscal quarter occurring thereafter.

                                     b.       The Corporation will not, and
         will not permit any Restricted Subsidiary to, incur, assume, or suffer to exist any obligation under Operating Leases or under any transaction giving rise to Consolidated Interest Expense after the Closing Date unless, after giving effect on a pro forma basis to such obligation or transaction, the Corporation will be in compliance with
         Section 6.5(a) (calculated as at the end of the most recently completed fiscal quarter).

                          6.6 Consolidated Senior Funded Debt. The Corporation will not permit Consolidated Senior Funded Debt to exceed eighty percent (80%) of Consolidated Total Capitalization.

                          6.7 Attendance at Board Meeting. The designee of Purchaser (such individual to be identified to the Corporation in a writing signed by Purchaser) shall have the right to attend all meetings of the Board of Directors of the Corporation in a nonvoting observer capacity, to receive notice of such meetings, and to receive the information provided by the Corporation to the Board of Directors. The Corporation agrees to provide Purchaser with at least fifteen (15) days prior written notice of any proposed meeting of the Board of Directors of the Corporation. The reasonable out-of-pocket costs and expenses of any such individual attending a Board of Directors meeting of the Corporation shall be reimbursed by the Corporation.

                          6.8 Compliance with Laws. The Corporation at all times will, and will cause each of its Subsidiaries to, observe and comply in all material respects with all laws (including environmental laws applicable to the Corporation and its Subsidiaries), ordinances, orders, judgments, rules, regulations, certifications,franchises, permits, licenses, directions, and requirements of all governmental authorities that are now and may at any time be applicable to the Corporation or its Subsidiaries, a violation of which could reasonably be expected to have a material adverse effect on the business, assets, operations, prospects, or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole, except such thereof as shall be contested in good faith and by appropriate proceedings promptly instituted and diligently conducted by the Corporation or its Subsidiaries, as the case may be, so long as adequate reserves or other appropriate provisions as shall be required in accordance with generally accepted accounting principles shall have been made therefor.

                          6.9 Maintenance of Properties; Insurance. The Corporation will maintain and will cause its Subsidiaries to maintain in good repair, working order, and condition (normal wear and tear excepted) all properties used or useful in the business of the Corporation and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals, and replacements thereof. The Corporation will maintain and will cause its Subsidiaries to maintain in full force and effect, with financially sound and reputable insurers acceptable to Purchaser, insurance (subject to customary deductibles and retentions) with respect to its properties and business and the properties and business of its Subsidiaries against hazards, contingencies, loss, or damage of the kinds customarily insured against by corporations of established reputation or similar size engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided, however, in no event shall the coverage and amount of such insurance be less than the coverage and amount of insurance in force on the Closing Date. Without limiting the generality of the foregoing, the Corporation will maintain (i) public liability insurance against claims for personal injury, death, or property damage occurring upon, in, about, or in connection with the use of any property owned, occupied, or controlled by the Corporation or any of its Subsidiaries in an amount per occurrence of at least $10,000,000, (ii) workers' compensation and business interruption insurance covering loss of rents and builders' all risk insurance, and (iii) such other insurance for the Corporation and its Subsidiaries as may be required by law.

                          6.10 Performance of Government Contracts. The Corporation will and will cause each of its Subsidiaries to perform each and every term and condition of the Government Contracts relating to the facilities owned or operated by the Corporation or such Subsidiary and will not, and will not permit any Subsidiary to consent to any termination, cancellation, or material amendment, modification, or supplement to any Government Contract relating to the facilities owned or operated by the Corporation or any of its Subsidiaries which termination, cancellation, amendment, modification, or supplement could reasonably be expected to have a material adverse effect on the business, assets, operations, prospects, or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole.

                          6.11 Notice to Purchaser. When any Unmatured Event of Default or Event of Default has occurred, the Corporation agrees to give written notice thereof to Purchaser within three (3) days of the Corporation's discovery of such event.

                          6.12 Waiver of Stay, Extension, or Usury Laws. The Corporation covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay or extension law or any usury law or other law which would prohibit or forgive the Corporation from paying all or any portion of the principal of, or interest, or premium, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Corporation hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay, or impede the execution of any power herein granted to the holders of the Notes, but will suffer and permit the execution of every such power as though no such law had been enacted.

                          6.13 Conduct of Business. The Corporation will not, and will not permit any of its Subsidiaries to, engage in any business other than the construction and management of prisons and other correctional facilities for governmental agencies, the ownership and operation of a proprietary school, the operation of services involving the transportation and extradition of prisoners, and other businesses or activities substantially similar or related thereto.

                          6.14       Amendments or Waivers of Certain
         Documents. The Corporation will not agree to any material amendment, modification, supplement to, or waiver of any agreement related to the Convertible Notes that would increase the interest rates thereof, shorten the average maturities thereof, or alter financial covenants contained therein in a manner that could be expected to be materially adverse to the interests of Purchaser.

                          6.15       Limitation on Issuance of Other
         Subordinated Indebtedness Senior to the Notes. The Corporation will not create, incur, assume, guarantee, or in any other manner become liable with respect to any indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such indebtedness is also pari passu with, or subordinate pursuant to provisions substantially similar to those contained in the Notes, in right of payment to the Notes.

                          6.16 Limitation on Subsidiary Funded Debt. The Corporation shall not permit any of its Subsidiaries to incur, create, assume, or guarantee any Funded Debt (which shall be deemed to include preferred stock issued by a Subsidiary of the Corporation that is not held by the Corporation), unless, after giving effect thereto, (a) the total amount of Funded Debt of the Corporation's Subsidiaries does not exceed 10% of Consolidated Total Capitalization, and (b) the Corporation would be entitled to incur at least $1.00 of additional Consolidated Senior Funded Debt under Section 6.6. The foregoing to the contrary notwithstanding, Concept shall be entitled to be obligated with respect to (and there shall be excluded from the above calculation) the United Concept Partnership Funded Debt and the Concept Acquired Indebtedness, so long as the aggregate amount of Funded Debt of the Corporation incurred, assumed, or acquired in connection with the Concept Acquisition (inclusive of the United Concept Partnership Funded Debt and the Concept Acquired Indebtedness does not exceed Forty Million Dollars ($40,000,000).

                 7.       EVENTS OF DEFAULT; REMEDIES THEREFOR.

                          7.1        Events of Default.  Any one or more of the
following shall constitute an "Event of Default":

                          (i) default in the payment of any interest due under the Notes when it becomes due and payable, and continuance of such default for a period of ten (10) days; or

                          (ii) default in the payment of the principal of the Notes when due (whether at scheduled maturity, as a result of a mandatory prepayment requirement, by acceleration, or otherwise); or

                          (iii) default under any bond, debenture, note, or other evidence of indebtedness for money borrowed in excess of $100,000 by the Corporation or any of its Subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default
         (i) shall consist of a failure to pay such indebtedness at final maturity and after the expiration of any applicable grace period, or
         (ii) shall have resulted in such indebtedness (A) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or (B) having been discharged within a period of ten (10) days after there shall have been given, by registered or certified mail, to the Corporation or such Subsidiary, as applicable, by any holder of such indebtedness a written notice specifying such default and requiring the Corporation or such Subsidiary, as applicable, to cause such indebtedness to be discharged; or

                          (iv) default shall occur in the observance or performance of any covenant or agreement or any other provision of this Agreement or the Notes that is not remedied within twenty (20) days after receipt by the Corporation of written notice of such default from Purchaser;

                          (v) any representation or warranty made by the Corporation herein, or made by the Corporation in any statement or certificate furnished by the Corporation in connection with the consummation of the issuance and delivery of the Notes or thereafter pursuant to the terms of this Agreement, is untrue in any material respect as of the date of the issuance or making thereof; or

                          (vi) a final judgment or judgments entered by a court of competent jurisdiction for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Corporation or any of its Subsidiaries and any one such judgment in excess of $1,000,000 has, or such judgments aggregating in excess of $1,000,000 have remained unpaid, unvacated, unbonded, or unstayed by appeal or otherwise for a period of thirty (30) days from the date of entry; or

                          (vii) a court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order (a) for the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Corporation or any Subsidiary of the Corporation or of a material portion of the assets of either, or for the winding-up or liquidation of its affairs, and such decree or order shall remain in force, undischarged and unstayed for a period of more than thirty (30) days, or (b) for the sequestration or attachment of any material portion of the assets of the Corporation or any Subsidiary of the Corporation, without its unconditional return to the possession of the Corporation or such Subsidiary, or its unconditional release from such sequestration or attachment, within thirty (30) days thereafter; or

                          (viii) the Corporation or any Subsidiary of the Corporation makes an assignment for the benefit of creditors, or the Corporation or any Subsidiary of the Corporation applies for or consents to the appointment of a custodian, liquidator, trustee, or receiver for the Corporation or such Subsidiary or for a material portion of the assets of either; or

                          (ix) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation or any of its Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation under federal bankruptcy law or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator, or other similar official for the Corporation or any of its Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days or until an order for relief has been entered; or

                          (x) the institution by the Corporation or any of its Subsidiaries of proceedings to be adjudicated a debtor or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law or the consent by it to the filing such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official for the Corporation or any of its Subsidiaries or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any of its Subsidiaries in furtherance of any such action.

                 7.2 Acceleration of Maturities. When any Event of Default described in clauses (i) through (vi), inclusive, of Section
         7.1 has occurred and is continuing, Purchaser may, by notice in writing sent to the Corporation, declare the entire principal and all interest accrued on the Notes to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in clauses
         (vii) through (x), inclusive, of Section 7.1 has occurred, then the Notes shall immediately become due and payable without presentment, demand, protest, or notice of any kind. When any Event of Default described in clause (iv) of Section 7.1 has occurred and is continuing as a result of the Corporation's breach of its obligation to convert the indebtedness evidenced by the Notes into Conversion Shares in accordance with the terms and conditions of the Notes, Purchaser shall be entitled to specific performance of such obligation of the Corporation; it being expressly acknowledged and agreed by the Corporation that no adequate remedy at law exists for any such breach and that Purchaser will be irreparably harmed by any such breach by the Corporation. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Corporation shall forthwith pay to Purchaser the entire principal and interest accrued on the Notes. No course of dealing on the part of Purchaser nor any delay or failure on the part of Purchaser to exercise any right shall operate as a waiver of such right or otherwise prejudice Purchaser's rights, powers, and remedies. The Corporation further agrees, to the extent permitted by law, to pay to Purchaser all costs and expenses (including attorneys' fees) incurred by it in the collection of the Notes upon any default hereunder or thereon (including such costs and expenses incurred in connection with a workout or an insolvency or bankruptcy proceeding).

         8. AGREEMENTS OF PURCHASER. Purchaser agrees with the Corporation as follows:

                 8.1 Transfer of the Notes. Purchaser will not attempt to sell, transfer, convey, exchange, or otherwise dispose of all or any part of the Notes, except in accordance with applicable law.

                 8.2 No General Solicitation. Purchaser acknowledges and agrees that it has not received nor is it aware of any general solicitation or general advertising of the Notes, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, and that it was not invited to attend any seminar or meeting by means of any such general solicitation or general advertising.

                 8.3 No Registration. Purchaser understands and agrees that, neither the Notes nor, except as provided in the Registration Rights Agreement, any Conversion Shares will be registered under the Securities Act or any state securities law, that the Notes and Conversion Shares may be required to be held until they are subsequently registered under the Securities Act and any applicable state securities law, or any corresponding provisions of succeeding laws, unless an exemption from the registration requirements of such laws is available, and that the Corporation is under no obligation to register the Notes or, except as provided in the Registration Rights Agreement, any Conversion Shares, for resale.

                 8.4 Transfer Restrictions; Legends. Purchaser understands and agrees that the Notes and, when issued, the Conversion Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws unless an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that, except as provided in the Registration Rights Agreement, Purchaser has no right to require the

         Corporation to register the Conversion Shares. Purchaser understands and agrees that each certificate representing Conversion Shares shall bear the following legends:

                               "THE TRANSFER OF THE SECURITIES REPRESENTED BY
                          THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

                               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                          HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

         Purchaser will not, directly or indirectly, sell, transfer, pledge, encumber, or otherwise dispose of (collectively, "Transfers") any Conversion Shares except for (i) Transfers to any Affiliate of Purchaser, (ii) Transfers to other institutional investors that are not competitors of the Corporation in blocks of not less than 10,000 shares (or such lesser number as may then be outstanding), (iii) Transfers pursuant to any bona fide tender or exchange offer to acquire Voting Stock of the Corporation or pursuant to any merger, consolidation, or other business combination of the Corporation with any other Person; or (iv) the redemption of the Conversion Shares.

                 8.5 Restrictions on Conversion. Purchaser further understands and agrees that any conversion of the indebtedness evidenced by the Notes into Conversion Shares must comply with all applicable securities laws, including the Securities Act and any applicable state securities laws, as such laws exist on the date hereof and on such future dates that the indebtedness evidenced by the Notes, or any portion thereof, may be converted into Conversion Shares.

                 8.6 Further Cooperation. Purchaser will do all acts and things reasonably requested of it by the Corporation in connection with any attempt by the Corporation to achieve compliance with federal and state securities laws in connection with the offering and sale of the Notes or the conversion of all or any portion of the indebtedness evidenced by the Notes into Conversion Shares.

         9.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                 9.1 Without the prior written consent of the Corporation, any information relating to the Corporation provided to Purchaser in connection with its acquisition of the Notes or the Conversion Shares that is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Purchaser has obtained independently from third-party sources without Purchaser's knowledge that the source has violated any fiduciary or other duty not to disclose such information (the "Confidential Information") will be kept confidential by Purchaser and their directors, officers, employees, agents, auditors, participants, transferees, assignees, and representatives (collectively, "Representatives"), using the same standard of care in safeguarding the Confidential Information as Purchaser employs in protecting its own proprietary information that Purchaser desires not to disseminate or publish. It is understood (a) that such Representatives shall be informed by Purchaser of the confidential nature of the Confidential Information, (b) that such Representatives shall be bound by the provisions of this Section 9.1 as a condition of receiving the Confidential Information, and (c) that, in any event, Purchaser shall be responsible for any breach of Sections 9.1, 9.2, or 9.3 of this Agreement by any of its Representatives (other than Purchaser's participants, transferees, or assignees).

                 9.2 Without the prior consent of the Corporation, other than as required by applicable law, Purchaser will not, and will direct its Representatives not to disclose to any Person (other than its Representatives) either the fact that the Confidential Information has been made available to Purchaser or that Purchaser has inspected any portion of the Confidential Information.

                 9.3 If Purchaser or its Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Purchaser will, as soon as practicable, notify the Corporation of such request or requirement so that the Corporation may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or its Representatives are, in the opinion of Purchaser's counsel, compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Purchaser, or its Representative, as the case may be, may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. Purchaser shall not be liable for the disclosure of Confidential Information pursuant to the preceding sentence. Purchaser will exercise all reasonable efforts to assist the Corporation in obtaining a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

         10.     MISCELLANEOUS.

                 10.1 Indemnification. Each party (an "indemnifying party") hereto agrees to indemnify and hold harmless the other parties (an "indemnified party") against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorneys' fees, that such indemnified party and each of its officers and directors shall incur or suffer, that arise, result from, or relate to any breach of, or failure by such indemnifying party to perform, any of its representations, warranties, covenants, or agreements set forth in the Transaction Documents.

                 10.2 Survival of Covenants, Representations, and Warranties. All covenants, representations, and warranties contained herein and in any certificates delivered pursuant hereto in connection with the transactions occurring on the Closing Date shall survive the closing and the delivery of the Transaction Documents, regardless of any investigation made by or on behalf of any party.

                 10.3 Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to Purchaser's benefit and to the benefit of its successors and assigns, including each successive holder or holders of the Notes or any interest therein.

                 10.4 Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, telefacsimile, or telegram (with messenger delivery specified) to the Corporation or to Purchaser, as the case may be, at the addresses set forth below:

                       If to PMI, to:      PMI MEZZANINE FUND, L.P.
                                           610 Newport Center Drive, Suite 1100
                                           Newport Beach, CA 92660
                                           Attention:  Mr. Robert Bartholomew

                       With a copy to:     BROBECK, PHLEGER & HARRISON LLP
                                           550 South Hope Street
                                           Los Angeles, CA 90071
                                           Attention: John Francis Hilson, Esq.

If to the Corporation, to: CORRECTIONS CORPORATION OF AMERICA
                           The CCA Building
                           102 Woodmont Boulevard
                           Nashville, Tennessee  37205
                           Attention:  Doctor R. Crants, Jr.

With a copy to:            STOKES & BARTHOLOMEW, P.A.
                           424 Church Street, Suite 2800
                           Nashville, Tennessee 37219
                           Attention: Elizabeth Enoch Moore, Esq.

                 The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. The failure of the Corporation or Purchaser to send a copy of any notice to the individuals who are shown above as being required to receive such copies shall not invalidate or otherwise affect the validity of a notice that is otherwise effectively given. All notices or demands sent in accordance with this Section 10.4 shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail or the transmission thereof by telefacsimile or other similar method as set forth above.

                 10.5 Expenses. In addition to the payments provided for in Section 2.3(xi), the Corporation agrees to pay Purchaser for all fees and all out-of-pocket expenses incurred by Purchaser arising in connection with the Transaction Documents and the transactions hereby and thereby contemplated, including the conversion of the indebtedness evidenced by the Notes into Conversion Shares, all stamp and other taxes payable (other than taxes based on income) with respect to the issuance of the Conversion Shares, filing fees, reasonable fees and expenses of counsel, and all such expenses incurred with respect to the preparation, execution, delivery, or enforcement of any provision of such agreement or instrument, or any amendment or waivers requested by the Corporation (irrespective of whether the same become effective) under or in respect of any such agreement, including costs and expenses in any bankruptcy proceeding.

                 10.6 Descriptive Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                 10.7 Satisfaction Requirement. If any agreement, certificate, or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Purchaser, the determination of such satisfaction shall be made by Purchaser in its sole and exclusive judgment exercised reasonably and in good faith.

                 10.8 Remedies. In case any one or more of the covenants or agreements set forth in the Transaction Documents shall have been breached by the Corporation or Purchaser, the Corporation or Purchaser, as applicable, may proceed to protect and enforce its rights either by suit in equity or by action at law, including an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in the Transaction Documents.

                 10.9 Entire Agreement. The Transaction Documents and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

                 10.10 Amendments. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Corporation and Purchaser.

                 10.11 Severability. Should any part of this Agreement, for any reason, be determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable part hereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part which may, for any reason, be hereafter declared invalid or unenforceable.

                 10.12 Execution in Counterparts; Telecopy Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of the signature page(s) of this Agreement by telecopier shall be equally effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of the signature page(s) of this Agreement by telecopier shall thereafter also promptly deliver a manually executed counterpart, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                 10.13 Governing Law. The Transaction Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                 10.14 Consent to Jurisdiction. The Corporation irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the City of New York, New York over any suit, action, or proceeding arising out of or relating to the Transaction Documents. To the fullest extent it may effectively do so under applicable law, the Corporation irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in any such court, and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

                 10.15 Enforcement of Judgments; Service of Process; Jury Trial Waiver. The Corporation agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action, or proceeding of the nature referred to in Section 10.14 brought in any such court shall be conclusive and binding upon the Corporation and may be enforced in the courts of the United States of America or the State of New York (or any other court to the jurisdiction of which the Corporation is or may be subject) by a suit upon such judgment.

                 THE CORPORATION AGREES THAT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 10.14 MAY BE MADE BY REGISTERED OR CERTIFIED MAIL TO THE CORPORATION'S ADDRESS SET FORTH IN SECTION 10.4.

                 EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE TRANSACTION DOCUMENTS, OR ANY OTHER RELATED DOCUMENT TO BE DELIVERED PURSUANT HERETO, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE CONTRACTUAL RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS

         IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THE TRANSACTION DOCUMENTS, OR THE RELATED DOCUMENTS TO BE DELIVERED PURSUANT HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                 10.16 No Limitation on Service or Suit. Nothing herein shall affect the right of Purchaser to serve process in any manner permitted by law, or limit any right that Purchaser may have to bring proceedings against the Corporation in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

                 10.17 Direct Payment. Anything in this Agreement or the Notes to the contrary notwithstanding, the Corporation will punctually pay when due the principal of the Notes, and any interest thereon, without any presentment thereof, directly to Purchaser or to the nominee of Purchaser at the address set forth in Schedule 10.17 or such other address as Purchaser or Purchaser's nominee may from time to time designate in writing to the Corporation, or, if a bank account with a United States bank is designated for Purchaser or Purchaser's nominee on Schedule 10.17 hereto or in any written notice to the Corporation from Purchaser or Purchaser's nominee, the Corporation will make such payments in immediately available funds to such bank account, marked for attention as indicated. Purchaser agrees that in the event that it shall sell or transfer any Notes, it will, prior to the delivery of such Notes, make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes. The Corporation agrees that transferees of Notes shall be entitled to the benefits of this
         Section 10.17 so long as any such transferee has made the same agreements relating to the transferred Notes as Purchaser has made in this Section 10.17. The Corporation shall be entitled to presume conclusively that Purchaser or any subsequent noteholders remain the holders of the Notes until such Notes shall have been presented to the Corporation as evidence of the transfer of such Notes.

                 The execution hereof by the Corporation and PMI shall constitute a contract between them for the uses and purposes hereinabove set forth.



                                     CORRECTIONS CORPORATION OF
                                     AMERICA,
                                     a Delaware corporation



                                     By:
                                        --------------------------------
                                     Title:
                                           -----------------------------

                                     PMI MEZZANINE FUND, L.P.,
                                     a Delaware limited partnership


                                     By:      Pacific Mezzanine Investors,
                                              LLC,
                                              a Delaware limited
                                              liability company, its General
                                              Partner



                                     By:
                                        --------------------------------
                                     Title:
                                           -----------------------------